Exhibit 3.4
AMENDMENT NO. 2 TO THE AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
DUNCAN ENERGY PARTNERS L.P.

This Amendment No. 2 (this “Amendment No.2”) to the Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P. dated effective as of February 5, 2007 (the “Partnership Agreement”) is hereby adopted by DEP Holdings, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership.  Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

                WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not require the approval of any Limited Partner.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.  Sections 7.7(i) is hereby amended to read in full as follows:

(i)       No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to receive indemnification (including expense advancement as provided by Section 7.7(b)) from the Partnership, nor the obligations of the Partnership to indemnify, or advance the expenses of, any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

Section 2.  Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3.  This Amendment No. 2 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, this Amendment No. 2 has been executed as of November 6, 2008.

GENERAL PARTNER:

DEP HOLDINGS, LLC

/s/ Richard H. Bachmann
Richard H. Bachmann
President and Chief Executive Officer